HEI Exhibit 4.4(n)
SIXTH AMENDMENT TO MASTER TRUST AGREEMENT AMONG
HAWAIIAN ELECTRIC INDUSTRIES, INC.,
AMERICAN SAVINGS BANK, F.S.B. AND
FIDELITY MANAGEMENT TRUST COMPANY

    THIS SIXTH AMENDMENT TO THE MASTER TRUST AGREEMENT is made and entered into effective January 1, 2023, unless otherwise stated herein, by and among Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:
    WHEREAS, the Trustee and the Sponsor heretofore entered into a master trust agreement for the Hawaiian Electric Industries Retirement Savings Plan and the American Savings Bank 401(k) Plan (collectively and individually, the “Plan”), dated as of September 4, 2012, and amended by a First Amendment, effective March 1, 2015, by a Second Amendment, effective January 1, 2018, by a Third Amendment, effective July 1, 2018, by a Fourth Amendment, effective June 26, 2019, by a Fifth Amendment, effective March 1, 2020, and further amended by letters of direction that were executed by the Sponsor and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Master Trust Agreement”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Master Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Master Trust Agreement by:

(1)Amending Schedule B, Fee Schedule, to restate the “Annual Administration Fee for Core Services” section in its entirety, as follows:

Core Fees	Fixed Basis Points Fee
Annual Administration Fee for Core Services	3.3 basis points on total Plan assets determined based upon average quarterly assets, multiplied by one-quarter (1/4), billed and payable quarterly, subject to the offsets listed below.

Hawaiian Electric Industries, Inc. and    Confidential Information
American Savings Bank, F.S.B. - Large
Sixth Amendment – Master Trust
Plan #56566 & 75615

(2)Amending Schedule B, Fee Schedule, to restate the “Real Time Sponsor Stock Trading
Administration” section in its entirety, as follows:

Real Time Sponsor Stock Trading Administration	Fee
Real Time Sponsor Stock Trading Administration	Annual fee is waived
Sponsor Stock Dividend Pass Through	$3 per EFT $6 per Check Reinvest is Included
Full Proxy Services Administration, Mailing, and Tabulation	Pass Through at Cost
Full File on Shareholders for External Proxy Services	Included

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Sixth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the Master Trust Agreement, each party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Sixth Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.    FIDELITY MANAGEMENT TRUST
AND AMERICAN SAVINGS BANK, F.S.B.    COMPANY

BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By: /s/ Kurt K. Murao_____________11/22/2022     By: /s/ Jayant Kacholiya____________11/29/2022
Authorized Signatory Date        Authorized Signatory Date
Name: Kurt K. Murao_____________________

Title: HEI EVP & General Counsel and PIC Secretary

By: /s/ Paul K. Ito________________11/29/2022
Authorized Signatory Date

Name: Paul K. Ito________________________

Title: VP – Tax, Controller & Asst. Treasurer__
2
Hawaiian Electric Industries, Inc. and    Confidential Information
American Savings Bank, F.S.B. - Large
Sixth Amendment – Qual Trust
Plan #56566 & 75615